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                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726

                                 March 22, 2001

VIA EDGAR
Securities and Exchange Commission
Division of Investment Management
Judiciary Plaza
450 Fifth Street, N.W.  Washington, D.C.  20549

Re:  Travelers Series Fund Inc.
     (File No.  333-55948)

Ladies and Gentlemen:

On behalf of our client, Travelers Series Fund Inc. (the "Trust"), we request the withdrawal of the filing of the Pre-Effective Amendment to the Trust's Registration Statement on Form N-14 under the Securities Act of 1933 (the "Securities Act") on February 20, 2001, accession number 0000950130-01-500169.

Please call Toby Serkin at 617-951-8760 or the undersigned at 617-951-8281 with any questions relating to this request.

                                      Sincerely,

                                      /s/  Deidre E. Corkery

                                      Deidre E.  Corkery

cc:  Harry Eisenstein
     Toby R. Serkin